GEOVIC MINING ANNOUNCES KEY CONSTRUCTION MANAGEMENT APPOINTMENTS AT NKAMOUNA

May 20, 2008

Geovic Mining Corp. (“Geovic” or “The Company”, TSX:GMC), on behalf of its 60%-owned subsidiary Geovic Cameroon PLC (GeoCam), is pleased to announce three key appointments as it rapidly moves toward construction of its Nkamouna Cobalt-Nickel-Manganese project in Cameroon, Africa.

Johann du Preez has been appointed Construction Manager, and is charged with overseeing all major construction at Nkamouna, currently scheduled to commence in late 2008. Mr. du Preez has more than 30 years experience as a construction manager, principally with African mineral processing plants and infrastructure improvements. He has overseen 18 separate projects totaling U.S. $5.4 billion, last working as resident construction manager at the Kolwezi copper/cobalt project in the Democratic Republic of Congo. As Kolwezi is expected to be one of the world’s largest copper/cobalt processing plants, Mr. du Preez is uniquely qualified to enhance the engineering and design of Nkamouna, and subsequently lead its construction effort.

Anthony Mills has been appointed Engineering Project Manager to serve as GeoCam’s primary liaison and representative to the engineering and design Alliance, consisting of Bateman International Projects BV, Roberts & Schaefer Australia Pty. Ltd., and Group Five Projects Pty. Ltd.. The Alliance is principally based in Brisbane, Australia where Mr. Mills recently located, and is continuing under a Professional Service Agreement that has been extended until negotiations are complete on a comprehensive engineering, procurement and construction management agreement between the Parties. Mr. Mills has more than 40 years of experience in project management, engineering, and construction, including more than 30 years with mining and mineral processing projects. Mr. Mills previously served as Project Manager with engineering and construction companies specializing in the mineral industry, including Fluor, Mineral Resource Development Inc., and Kvaerner.

Andrew Ramcharan has been appointed Manager, Technical Services, based in the Company’s home office in Grand Junction, Colorado. His primary responsibility will be optimization of the Cameroon mining plans, and secondarily to assist Geovic in the evaluation of new projects. Mr. Ramcharan has more than 10 years experience as a Mining Engineer/Analyst, specializing in three-dimensional geologic modeling, resource/reserve estimation, and all aspects of project planning/execution. A graduate of and PhD candidate from the Colorado School of Mines, he has already worked on more than 50 projects in five continents.

David Beling, COO of Geovic comments “These appointments will markedly advance the development, construction and production phases at Nkamouna. We look forward to commencing major construction in late 2008, and are very excited by the caliber of professionals we have added to our expanding team.”

Geovic Background
Geovic owns 60% of seven cobalt-nickel-manganese deposits located on a 1,250 square kilometer Mine Permit in Cameroon. The unique ore in the first deposit to be developed is concentrated and upgraded to approximately 0.7% cobalt, 1.0% nickel and 3.8% manganese by simple washing and sizing prior to processing, thereby substantially enhancing economic performance.

Additional Company and Project information may be found on the websites www.geovic.net, www.sedar.com and www.sec.gov.

For more information, please contact:

Andrew Hoffman VP, Investor Relations Geovic Mining Corp. (720) 350-4130 ahoffman@geovic.net	or	Vanguard Shareholder Solutions 604-608-0824 866-801-0779 ir@vanguardsolutions.ca

On behalf of the Board John E. Sherborne, CEO

The foregoing information may contain forward-looking statements relating to the future performance of Geovic Mining Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in Geovic’s filings with the Canadian securities regulatory authorities and the Securities and Exchange Commission.